Prospectus Supplement
(To prospectus dated January 28, 2011 and prospectus supplements dated February 14, 2011 and May 13, 2011)

Pioneer Financial Services, Inc. $50,000,000 Investment Notes Minimum Investment of $10,000 Rate Supplement

	Interest Paid or Compounded Annually

Term	Principal Amounts and IRA Amounts of $10,000 - $24,999	Principal Amounts and IRA Amounts of $25,000- $99,999

12 months	3.50%	4.50%
24 months	4.50%	5.50%
36 months	6.00%	6.50%
60 months	7.00%	8.00%
84 months	8.00%	8.50%
120 months	9.00%	9.50%

Notes are offered in principal amounts of $10,000 or more. Interest rates on Notes in a principal amount equal to or in excess of $100,000 will be negotiated on a case-by-case basis based upon our financial requirements, the term of the investment and prevailing interest rates.

Rates are valid from July 1, 2011 until August 31, 2011.

Holders of Notes may elect to receive monthly interest payments in return for a 1/2% reduction in the interest rate of the Note.

An offer may only be made by the prospectus dated January 28, 2011, delivered in connection with this prospectus supplement dated July 1, 2011. See “Risk Factors” beginning on page 8 of the prospectus for certain factors you should consider before buying the Notes.

You may obtain an additional copy of the prospectus dated January 28, 2011 free of charge from Pioneer Financial Services, Inc. by calling 800-336-5141.

Notes represent unsecured, subordinated obligations of Pioneer Financial Services, Inc. and are not insured or guaranteed by the FDIC, any other governmental or private insurance fund, or any other entity.

	Price to Public	Underwriting Discount and Commission	Proceeds to Company
Per Note……………………..	100%	None	100%
Total………………………….	100%	None	$50,000,000¹

¹ Before deduction of expenses

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities passed upon the accuracy or adequacy of this prospectus.  Any representation of the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2011

Pioneer Financial Services, Inc.
4700 Belleview Avenue, Suite 300
Kansas City, Missouri 64112
816-756-2020 or 800-336-5141